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                                                      Exhibit 99.1      [LOGO]


                                             METAL MANAGEMENT, INC.
                                             500 N. DEARBORN STREET - SUITE 405
                                             CHICAGO, ILLINOIS 60610
                                             www.mtlm.com
                                             NASDAQ SMALLCAP: MTLM



AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700
rlarry@mtlm.com


FOR IMMEDIATE RELEASE
MARCH 17, 2003


METAL MANAGEMENT, INC. ANNOUNCES SEPARATION OF CHAIRMAN AND CEO POSITIONS IN ACCOMPLISHING CORPORATE GOVERNANCE OBJECTIVES

CHICAGO, IL - MARCH 17, 2003 - METAL MANAGEMENT, INC. (NasdaqSC: MTLM), one of the nation's largest full service scrap metal recyclers, announced that effective April 1, 2003, the Company will be separating the positions of Chairman of the Board and Chief Executive Officer.

The Company's Board of Directors unanimously approved the appointment of Mr. Daniel W. Dienst as Chairman, effective April 1, 2003. Mr. Dienst has been an independent director of the Company since June 2001. Mr. Albert A. Cozzi will remain as the Company's Chief Executive Officer, and will assume the position of Vice Chairman, also effective April 1, 2003. There are no additional changes to the composition of the Board.

Albert A. Cozzi said, "The Company's Board of Directors has unanimously approved a strategy that establishes independence with respect to the Chairman and CEO positions. We believe it is a strategy that is important to our Company in discharging our responsibilities to our stockholders. This is an extension of our already excellent corporate governance practices."

ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metals recyclers in the United States, with approximately 40 recycling facilities in 13 states with annual revenues of approximately $750 million.

For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.